Exhibit 99.1

Akerna Corp. Adds to International Expansion with New Cannabis Clients in Europe; Opens Colombian Office

Compliance Technology Increases Footprint to Five European Countries with Clients in Italy and Macedonia

Denver, CO – July 2, 2018 – MJ Freeway LLC (“MJ Freeway”), a wholly owned subsidiary of Akerna Corp. (NASDAQ: KERN) (“Akerna” or the “Company”), a regulatory compliance technology company in the legal cannabis space, expands further into Europe by serving clients in two additional countries, Italy and Macedonia.

“We believe it is imperative for countries with emerging cannabis businesses such as Italy and Macedonia to have access to our compliance technology,” says Jessica Billingsley, CEO of Akerna and MJ Freeway. “By giving governments, businesses, and consumers the tools needed to productively manage regulatory demands, we are able to execute our plan to connect data points across the global cannabis supply chain.”

Macedonia is one of the few countries in the world to approve medical cannabis for cultivation and export. Italy has significantly increased its hemp production to serve its growing domestic market for industrial products and infusing in cosmetics and other consumer goods. As a result of the expansion into Italy and Macedonia, MJ Freeway has increased its footprint to five European countries including Spain, Switzerland and Denmark. The new clients are cultivation operators who have chosen to run their businesses with MJ Platform®, an enterprise resource planning compliance and inventory management technology platform.

MJ Freeway has recently opened a Medellín, Colombia office to serve its growing footprint in South America. Clever Leaves, a MJ Freeway client, is the first Colombian company authorized to export cannabis into Canada. In addition to Clever Leaves, MJ Freeway’s clients in Colombia are enterprise-scale, multi-national organizations poised to capitalize on the growing global market with approved export licenses.

MJ Platform is available in four languages, and MJ Platform is fundamentally architected with enterprise class language localization to quickly accommodate additional languages as the company continues to expand.

About Akerna Corp.

Akerna is a regulatory compliance technology company in the cannabis space. The cornerstones of Akerna’s service offerings are MJ Platform® and Leaf Data Systems®, which are highly-versatile platforms that provide clients and government entities with a central data management system for tracking regulated cannabis products—from seed to product to shelf to customer—through the complete supply chain. Since establishment in 2010, the company has tracked more than $15 billion in cannabis sales. As part of its business strategy, Akerna intends to grow through targeted, strategic acquisitions that are complementary to its current business and organically by accelerating its product development efforts. Akerna is based in Denver.

Akerna Media Contact
Jon Goldberg / McKenna Miller

KCSA Strategic Communications

jgoldberg@kcsa.com / mmiller@kcsa.com
(212) 896-1282 / (347) 487-6197

Investor Contact

Phil Carlson / Scott Eckstein

KCSA Strategic Communications

pcarlson@kcsa.com / seckstein@kcsa.com

(212) 896-1233 / (212) 896-210